                              GLIMCHER REALTY TRUST
                                  EXHIBIT 99.2
                          2003 GUIDANCE RECONCILIATION


The Company's guidance for the full year 2003 for net income and FFO on a fully diluted per common share basis is set forth and reconciled below:

                                                                                             Range
                                                                                    Low End         High End
            FULL YEAR 2003
            Expected diluted Earnings per Common Share                              $  0.40          $  0.45
                 Add: Real Estate depreciation and amortization                        1.59             1.59
                 Add: Joint Venture depreciation and amortization                      0.11             0.11
                                                                                   --------         --------
            Expected diluted FFO per Common Share                                   $  2.10          $  2.15
                                                                                    =======          =======


Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that were closed through June 30, 2003 and the expected acquisition of the third party joint venture interest in Eastland Mall which is expected to close in the third quarter of 2003. The Company is not able to assess at this time the potential impact of such acquisitions or dispositions on future diluted earnings per common share and diluted FFO per common share.



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